SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PHOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 3, 2013

–––––––––––––––––––––––––––––––––––––––––––––––

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the offices of KelleyDrye and Warren, 101 Park Avenue, Main Room, 27th floor, New York, NY 10178, at 9:30 a.m. Eastern Time, for the following purposes:

1)	To elect 6 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 3, 2013;

3)	To approve, by non-binding vote, the compensation of our named executive officers;

The shareholders will also act on any other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 13, 2013, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
General Counsel and Secretary

February 22, 2013

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

–––––––––––––––––––––––––––

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 3, 2013

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on April 3, 2013 at 9:30 a.m. Eastern Time at the offices of KelleyDrye and Warren, 101 Park Avenue, Main Room, 27th floor, New York, NY 10178, or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 22, 2013. Our Annual Report on Form 10-K for the fiscal year ended October 28, 2012, as filed with the Securities and Exchange Commission (“SEC”) is included in the Annual Report to Shareholders being made available to our shareholders with this proxy statement.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1, 2, and 3, and at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 13, 2013, are entitled to notice of and to vote at the Annual Meeting. As of February 13, 2013, there were 60,748,455 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 6 members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending November 3, 2013) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding resolution approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the narrative disclosure as included in this proxy statement. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

Neither the approval nor the disapproval of Proposal 3 will be binding on the Company or the Board of Directors nor will it be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 3 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of these advisory votes in making future decisions on the Company’s compensation policies, and the compensation of the Company’s named executive officers.

Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only the ratification of our independent registered public accounting firm under Proposal 2 is considered a routine matter.

Shareholders who hold their shares through a broker (in “street name”) must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.

  Related Party Transaction Policy. Our Audit Committee is responsible for approving transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our shareholders.

  Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Chairman and Chief Executive Officer.

  Shareholders Rights Plan Policy. The Company does not have a shareholders rights plan and is not currently considering adopting one. The Board of Directors’ position is that it will only adopt a shareholders’ rights plan if the Board of Directors determines that it is in the best interests of the Company, taking into consideration all factors that it deems advisable and appropriate.

BOARD OF DIRECTORS’ POLICIES AND COMMITTEE CHARTERS

The Company has adopted a code of ethics and a corporate governance policy to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policies apply generally to the Board and the Company’s named executive officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The charters can be found on the Company’s website at www.photronics.com.

The number of directors on our Board will be no less than three nor more than fifteen members. Currently the Board has fixed the number of directors at six members. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

The Board of Directors believes that the current Board leadership structure, in which the roles of Chairman and Chief Executive Officer are held by one person, is appropriate for the Company and its shareholders at this time. The current Board leadership structure is believed to be appropriate because it demonstrates to our employees, suppliers, customers, and other shareholders that the Company is under strong leadership, with a single person who sets the tone and has primary responsibility for managing the Company’s operations. Having a single leader for both the Company and the Board reduces the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

The Board of Directors has joined Corporate Board member to attend Board seminars and continuing education programs.

THE BOARD OF DIRECTOR’S ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or the full Board; risks arising from related party transactions are overseen by the Audit Committee and compensation risks are overseen by the Compensation Committee. Management regularly reports on enterprise risks to the relevant committee or the full Board. Additional review or reporting on enterprise risk is conducted as needed or as requested by the Board or relevant committee.

COMPENSATION RELATED RISK

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually allowing the Compensation Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk taking.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 13, 2013, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each named executive officer as designated in the summary compensation table set forth below; and (iv) all directors and currently employed named executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Donald Smith & Co., Inc.
152 West 57th Street
New York, NY 10019	6,062,609		10.03	%(3)
Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, KS 66202	5,578,462		9.20	%(4)
Dimensional Fund Advisors
Palisades West, Building One
6300 Bee Cove Road
Austin, Texas 78746	4,679,872		7.74	%(5)
Black Rock, Inc.
40 East 52nd Street
New York, NY 10022	3,454,532		5.71	%(6)
Letko, Brosseau & Ass., Inc.
1800 McGill College Ave.
Suite 2510
Montreal, QC H3A 356
Canada	2,835,538		4.69	%(7)
Richelle Burr	50,425	(8)		*
Walter M. Fiederowicz	140,916	(8)		*
Joseph A. Fiorita, Jr.	245,066	(8)(9)		*
Liang-Choo Hsia	28,000	(8)		*
Soo Hong Jeong	500,025	(8)		*
Peter Kirlin	134,750	(8)		*
Constantine S. Macricostas	1,461,075	(8)(10)		*
George Macricostas	55,750	(8)		*
Christopher J. Progler	242,925	(8)		*
Sean T. Smith	335,090	(8)		*
Mitchell G. Tyson	136,500	(8)		*
Directors and Named Executive Officers
as a group (11 persons)	3,280,097	(11)	5.40%
* Less than 5%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	According to Schedule 13G filed February 13, 2013, Donald Smith & Co., Inc. has sole voting and dispositive power over 6,062,609 shares of Common Stock as of December 31, 2012.

(4)	According to Schedule 13G filed February 7, 2013, Waddel & Reed Financial, Inc. has sole voting and dispositive power over 5,578,462 shares of Common Stock as of December 31, 2012.

(5)	According to Schedule 13G filed on February 11, 2013, Dimensional Fund Advisors, has sole voting and dispositive power over 4,679,872 shares of Common Stock as of December 31, 2012.

(6)	According to Schedule 13G filed February 11, 2013, Black Rock, Inc. has sole voting and dispositive power over 3,454,532 shares of Common Stock as of December 31, 2012.

(7)	According to Schedule 13G filed January 9, 2013, Letko Brosseau & Ass., Inc. has sole voting and dispositive power over 2,835,538 shares of Common Stock as of December 31, 2012.

(8)	Includes shares of Common Stock subject to stock options exercisable as of February 13, 2013, (or within 60 days thereof), as follows: Ms. Burr: 35,500; Mr. Fiederowicz: 88,416; Mr. Fiorita: 135,166; Dr. Hsia: 6,000; Dr. Jeong: 328,125; Dr. Kirlin: 103,750; Mr. Constantine Macricostas: 438,125; Mr. George Macricostas: 31,000; Dr. Progler 189,375; Mr. Smith: 237,500; and Mr. Tyson: 68,500.

(9)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(10)	Includes 34,568 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership.

(11)	Includes the shares listed in notes (9), (10) and (11) above.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated 6 directors to be elected at the 2013 Annual Meeting to serve for a one year term. Each of the 6 directors of the Company that is elected at the Annual Meeting will serve until the 2014 Annual Meeting of Shareholders or, if earlier, until their successors are elected and qualified. Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

The Company is open and receptive to shareholder communication. In 2011, some of our shareholders communicated their desire to see the Board appoint a Director with technical and semiconductor industry experience as well as someone of Asian descent. In January of 2012, the Company announced that Dr. L.C. Hsia, a Taiwanese national, with many years of experience in the semiconductor industry had joined the Board.

If, for any reason, any of the nominees shall become unable to stand for re-election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz
(66 years)	1984	Director

Joseph A. Fiorita, Jr.
(68 years)	1987	Director

Dr. L. C. Hsia
(64 years)	2012	Director

Constantine S. Macricostas
(77 years)	1974	Chairman of the Board

George Macricostas
(43 years)	2002	Director

Mitchell G. Tyson
(58 years)	2004	Director

Messrs. Fiederowicz, Fiorita, Hsia, and Tyson qualify as being independent under applicable NASDAQ Global Select (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement, in light of the Company’s business and structure.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. During 2011, he served as Managing Director of Painter Hill Ventures and Painter Hill Venture Fund, entities that invest in financial services and technology companies. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he also gained extensive experience in leadership, risk oversight and corporate governance matters.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm with offices located in Danbury and Southbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee and a member of the Executive Committee. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules. Mr. Fiorita brings to the Board of Directors broad experience in corporate finance, and is highly qualified in the fields of accounting and internal controls, both of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other companies, he has gained additional experience in risk management and corporate governance.

Liang-Choo Hsia, was formerly Senior Vice President and Senior Technical Advisor at Global Foundries Inc.. He joined Global Foundries as a result of the acquisition of Chartered Semiconductor Manufacturing where, for over ten years, he played a pivotal role in defining roadmaps for advanced node migration and oversaw the company’s participation in the Joint Development Alliance with IBM for advanced manufacturing to the 22/20nm nodes. He joined Chartered after serving for three years as Director of Technology Development of United Microelectronics

Corporation in Taiwan. Prior to that, he spent over a decade with IBM as an advisory scientist in various divisions. Dr. Hsia has authored or co-authored over 100 papers and over 50 patents. He resides in Taiwan and has offices in Taiwan and Singapore. Dr. Hsia is Chairman of the Strategic Planning and Technology Development Committee and is a member of the Nominating Committee.

Constantine S. Macricostas is Chairman of the Board, Chief Executive Officer, President and a founder of the Company. From July 20, 2008, Mr. Macricostas assumed the responsibility of Interim Chief Executive Officer and on April 3, 2009 he became Chief Executive Officer and President. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is a founder, Vice Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas. Mr. Macricostas’ knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and experience in the industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management and corporate governance, each of which provides great value to the Board of Directors. Mr. Macricostas is Chairman of the Executive Committee.

George Macricostas is Chairman of the Board, Chief Executive Officer, President and a founder of RagingWire, a provider of secure managed information technology services and data center infrastructure to data intensive enterprise companies. Mr. Macricostas is a member of the Strategic Planning and Technology Development Committee of the Company. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2010, Mr. Macricostas was Chief Executive Officer of RagingWire. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas brings over 21 years of technical and business management experience in operations and information technology to the Board of Directors. Through his service on the Board, he has gained additional experience in risk management and corporate governance.

Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry and government boards of directors. He is also a member of the Board of Directors of 7AC Technologies, Inc. and Big Belly Solar. He is also an Adjunct Professor at the Brandeis International Business School. Until October 2010, he was the Chief Executive Officer and a Director of Advanced Electron Beams Inc. Advanced Electron Beams’ compact electron beam emitters replace thermal and chemical processes for cleaner, more efficient, lower cost manufacturing. Prior to joining Advanced Electron Beams Inc. in 2005, Mr. Tyson was a corporate consultant and lecturer. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, Inc. a publicly traded corporation that supplied automation systems including hardware, software and services for the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held 4 regular meeting during the 2012 fiscal year. During fiscal 2012, each director attended 100% of the total number of regular meetings of the Board of Directors and 100% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Executive, Nominating and Strategic and Technology Development Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s functions include the appointment of the Company’s independent registered public accountants, and reviews with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 11 meetings during the 2012 fiscal year.

The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Vice President of Human Resources and our Vice President and General Counsel participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations. Although the Committee solicits input and perspective from management regarding executive compensation, the ultimate decision on executive compensation is made solely by the Compensation Committee. The decision regarding the Chief Executive Officer’s compensation is made by the Compensation Committee without the presence of the Chief Executive Officer. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 7 meetings during the 2012 fiscal year.

The purpose of the Executive Committee is to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances for which a timely response is required and full Board participation is not feasible. Messrs. Macricostas, Fiederowicz and Fiorita are members of the Executive Committee. The Executive Committee was dissolved in fiscal 2012 but has been reformed in 2013.

The purpose of the Strategic Planning and Technology Development Committee is to assist the Board of Directors with the planning of and to help direct the Company towards its vision and strategic goals. The Strategic Planning and Technology Development Committee met four times in fiscal 2012. Dr. Hsia and Mr. George Macricostas are members of the Strategic Planning and Technology Development Committee. The Strategic Planning and Technology Development Committee held 4 meetings in fiscal 2012.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Tyson and Hsia are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 2 meetings during the 2012 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Nominating Committee also considers the diversity of backgrounds and expertise represented in the Board’s composition and whether a nominee is qualified to serve may depend in part on the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as its annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a shareholder or not.

The Nominating Committee has not received any recommendations for nomination of a Director from a shareholder for this meeting.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

The Audit Committee Charter, the Compensation Committee Charter, the Executive Committee Charter, the Nominating Committee Charter and the Strategic Planning and Technology Development Committee Charter are posted on the Company’s website at www.photronics.com.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the Annual Meeting attended the 2012 Annual Meeting of Shareholders.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Company should have a Lead Independent Director. Accordingly, the Board has appointed Mr. Fiederowicz as Lead Independent Director. Mr. Fiederowicz’s duties include the following: to serve as chair of any meeting of the independent directors in executive session; to facilitate communications between other members of the Board and the Chairman of the Board/Chief Executive Officer (however, each director is free to communicate directly with the Chairman of the Board/Chief Executive Officer); to monitor, with the assistance of the General Counsel, communications from shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee also undertakes a written performance evaluation on an annual basis.

The Audit Committee held 11 meetings during the 2012 fiscal year. For the fiscal year ended October 28, 2012, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with Audit Committees) as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirement of the PCAOB regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence from the Company and its management. The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and (3) the independent accounting firm’s related opinions. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche LLP and concluded that the independence of Deloitte & Touche LLP was not compromised by the provision of such services. The Audit Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2012 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a formal complaint procedure for accounting and auditing matters and violations of Company policies.

Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended October 30, 2011 and October 28, 2012, the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2011	Fiscal 2012
Audit Fees (a)	$1,202,439	$1,058,678
Audit-Related Fees (b)	20,375	0
Tax Fees (c)	142,172	64,073
All Other Fees	0	0

Total	$1,364,986	$1,122,751

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T, including, among other items, fees related to the Company’s issuance of convertible debt securities in fiscal 2011.

(b)	Represents assurance and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

This report is submitted by:
Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

EXECUTIVE OFFICERS

The names of the executive officers (the “Named Executive Officers”) of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Richelle E. Burr, 49	Vice President, General Counsel	2010
	and Secretary

Soo Hong Jeong, 57	President and	2001
	Chief Operating Officer Asia

Peter S. Kirlin, 52	Senior Vice President, US and	2008
	Europe

Constantine S. Macricostas, 77	Chief Executive Officer and	2008
	President

Christopher J. Progler, 49	Vice President, Chief Technology	2004
	Officer and Strategic Planning

Sean T. Smith, 52	Senior Vice President,	2000
	Chief Financial Officer

Richelle E. Burr joined Photronics in 2003 as Corporate Counsel. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April of 2009 prior to her appointment as Vice President General Counsel and Secretary in January 2010.

Dr. Soo Hong Jeong was appointed Chief Operating Officer of Asia on February 13, 2013. He served as President of Asia Operations since March 22, 2004. Dr. Jeong served as Chief Operating Officer of Photronics from June 2006 to February 2013. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK, Ltd. (“PKL”), since August 2001.

Dr. Peter S. Kirlin joined Photronics in August, 2008 as Senior Vice President, US and Europe. Prior to joining Photronics, Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Prior to that Dr. Kirlin was Vice President of Business Development at Entegris, Inc. from May 2004 to September 2006. Prior to that Dr. Kirlin was Chairman and Chief Executive Officer of DuPont Photomasks, Inc.

Constantine S. Macricostas has served as Chief Executive Officer and President since April 3, 2009. Prior to that he served as Interim Chief Executive Officer from July 20, 2008 to April 3, 2009. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011 Dr. Progler assumed the added responsibility of Strategic Planning for the Company. Dr. Progler is a Fellow and Board Member of SPIE - The International Society for Optical Engineering. He is Co-Chair of SPIE Advanced Lithography Symposium and Associate Editor of the SPIE Journal of Microlithography, Microfabrication and Microsystems.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was promoted to Vice President and Chief Financial Officer. Prior to that Mr. Smith had been Vice President-Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal year 2012 or at any other time, and neither of them has interlocking relationships as described in Item 407 of Regulation S-K. The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, the overall annual performances of the Named Executive Officers as well as those of all participants in the Company’s 2011 Executive Incentive Compensation Plan (“2011” EICP”). The Compensation Committee periodically reviews its approach to executive compensation and makes changes when appropriate. Entering 2012 the Company was cautious of the general economic conditions of the semiconductor industry and was focused on controlling costs and improving its financial position. While overall revenue was down in fiscal 2012, the Company did see an increase in high-end IC photomask revenues which demonstrated the continued success of our strategy and strength of our technology. During the fiscal 2012 year, the Company improved on its lean and flexible business model which allowed the Company to invest in high-end capability to gain market share while sustaining profitability during a general industry downturn.

Compensation Philosophy

The Company’s compensation philosophy is that rewarding the Company’s executives for their collective efforts and contributions to the Company, in a manner that fosters teamwork and leads to the long-term success of the Company, is in the best interests of its shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of stock or stock options, aligns the interest of the Company’s executives with the interests of shareholders. The Company’s compensation program is designed to attract and retain talented employees by providing adequate incentives to achieve the Company’s business objectives, while not encouraging excessively risky behavior.

Compensation Objectives

Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted, motivated, rewarded and retained and that the Company’s compensation practices should provide incentives for driving business performance and creating a return to the Company’s shareholders. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:

  to provide competitive compensation to attract and retain talented employees;

  to advance the goals of the Company by aligning executive compensation with shareholder interests;

  to minimize risks associated with compensation; and

  to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately in the context of the Company’s business strategy.

Elements of Compensation

The Compensation Committee uses three components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards and believes that these components of the Company’s compensation result in a compensation program that is competitive and aligns the Named Executive Officer’s interests with shareholder value creation.

Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes that it is important for retention, stability and continuity of leadership, that base salaries be competitive with the Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions. The base salary of the highest paid executive of the Company, its Chief Executive Officer, was approximately 39% of his total compensation in 2012.

Annual cash incentives are used to promote the achievement of specific short-term goals of the Company that correspond to performance goals of the Company set on an annual basis and the underlying metrics relating thereto. Since the achievement of the annual cash incentives is determined by Company performance, and the percentage of salary awarded as annual cash incentives for 2012 was the same for all Named Executive Officers, the Company believes that such awards foster teamwork among the Named Executive Officers to meet the Company’s short-term objective goals. Approximately 6% of the Named Executive Officers’ compensation in 2012 consisted of annual cash incentives.

Stock-based awards are the Company’s preferred approach to align the interests of shareholders with the executives in addition to enhancing the Company’s retention goals. By virtue of the stock-based awards, the Named Executive Officers are shareholders themselves and participate in the gains in value of the Company’s stock. Approximately 31% of the Named Executive Officers’ (excluding the Chief Executive Officer) compensation in 2012 consisted of stock-based compensation.

Total Direct Compensation Chief Executive Officer	Total Compensation All Other Named Executive Officers

Determination of Total Compensation

When determining total compensation, the Compensation Committee assesses five primary factors:

  the overall performance of the Company;

  the Named Executive Officer’s role in that performance;

  the compensation previously received by the Named Executive Officer;

  the compensation of similarly situated executive officers working for peer group companies; and

  shareholder feedback.

When linking the Company’s performance and the total compensation of the Named Executive Officers, the Compensation Committee uses both the objective metrics provided for under the 2011 EICP as well as its subjective assessment of the performance of the Company in the context of general economic and industry trends.

When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company, it uses both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer (the Chief Executive Officer does not evaluate his own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the level of collaboration with his or her peers.

In establishing compensation levels for the Named Executive Officers of the Company, presented in the “Summary Compensation Table,” the Compensation Committee considers compensation at fifteen publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however it is also important to the Compensation Committee that compensation reflect individual performance and that may warrant compensation up to 20% above or below the median.

In addition, while establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2012 Annual Shareholders Meeting 88% of the votes cast with respect to the advisory vote on executive compensation voted to overwhelmingly approve the compensation paid in fiscal 2011 to the Named Executive Officers listed in the “Summary Compensation Table” below. In light of this vote, the Compensation Committee determined that no significant change in its compensation policies would be made. The Compensation Committee will continue to consider the results from this year’s and future shareholder advisory votes regarding executive compensation.

In connection with concerns raised by our shareholders, in March of 2012, the Compensation Committee reached agreement with each of the Named Executive Officers to remove the excise tax gross up provision from each of their employment agreements. During fiscal 2012, management did not receive any other feedback about executive compensation to report to the Compensation Committee.

The Compensation Committee does not use tally sheets.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and in comparison to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, skills, abilities, level of responsibility and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to maintain costs in light of business conditions and the challenging economic times. Any recommendations for salary changes (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

Base salaries remained unchanged from fiscal year 2011 to fiscal year 2012, with the exception of the base salaries of Mr. Smith and Ms. Burr. Mr. Smith’s salary was increased in fiscal year 2012 from $360,000 to $375,000, to make Mr. Smith’s salary competitive with other similarly situated chief financial officers. Ms. Burr’s salary was increased in fiscal year 2012 from $205,000 to $225,000 to make Ms. Burr’s salary competitive with other similarly situated general counsels.

Base salaries remained unchanged from fiscal year 2012 to fiscal year 2013, with the exception of the base salary of Dr. Progler whose salary was increased in fiscal year 2013 from $285,000 to $300,000, because of the strategic planning initiatives he undertook in 2012, technology initiatives he implemented on behalf of the Company and to make Dr. Progler’s salary competitive with other similarly situated chief technology officers.

Annual Incentives

During the 2011 Annual Meeting, our shareholders approved the 2011 EICP. Participation in the 2011 EICP is limited to key employees of the Company as designated by the Compensation Committee. The 2011 EICP is administered by the Compensation Committee which has full power and authority to determine which key employees of the Company receive awards under the 2011 EICP, to set performance goals and bonus targets for each fiscal year, to interpret and construe the terms of the 2011 EICP and to make all determinations it deems necessary in its administration, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals are based. The business criteria measures within each category may be assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.

In the quantitative category one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock, (v) net cash flows provided by operating activities, (vi) net increase in working capital, (vii) return on invested capital, (viii) return on equity and/or (ix) debt reduction. In the qualitative category, the business criteria relates to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria are established by the Compensation Committee within ninety days of the commencement of each fiscal year. In addition, within ninety days of the commencement of the fiscal year, a performance threshold for each performance goal is established with respect to each participant, representing the minimum level of achievement that the participant must attain in order to receive a bonus under the 2011 EICP. Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each category of business criteria applied. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee determines each participant’s level of achievement of the established performance goals. Consistent with the relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company will “clawback,” or adjust if the relevant performance measures that awards are based upon are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Company’s shareholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the 2011 EICP under Section 162(m) of the Internal Revenue Code or otherwise required by law.

Since the 2011 EICP was adopted by our shareholders halfway through our fiscal 2011 year, we did not use the 2011 EICP for bonuses in 2011. The the 2011 EICP was initially used in 2012. Since the Compensation Committee met to determine the metrics for 2012 more than ninety days of the commencement of the fiscal year, the metrics used only relate to the Company’s performance for the third and fourth fiscal quarters of 2012.

The Compensation Committee met in March 2012 and established four metrics to be used for a cash bonus for fiscal year 2012. The Compensation Committee determined that successful achievement of all four metrics would result in each Named Executive Officer being eligible for a maximum potential bonus of 20% of base salary. The four metrics that were used and our performance against such targets were:

	“Target”	Prorated	Second Half 2012 Actual
Operating Metric	Based on full year performance	Second Half 2012 Target	Performance
Operating margin percentage(1)	5%	5%	10%
Minimum EBITDA(2)	$125 million	$62.5 million	$66 million
Minimum free cash flow(3)	$40 million	$20 million	$37 million
Incremental operating leverage(4)	45%	45%	(-)(5)

(1)	Operating margin percentage is operating income, excluding one-time items, divided by sales.

(2)	Minimum EBITDA, as defined in our credit agreement, is GAAP net income plus interest expense, income tax expense, depreciation and amortization, and plus (less) special items as defined.

(3)	Minimum free cash flow is EBITDA less non-financed cash capital expenditures.

(4)	Incremental operating leverage is the increase in operating income, excluding one-time items, divided by the increase in sales.

(5)	Revenue decreased in the second half of fiscal 2012 and in the full year fiscal 2012 so there was no incremental operating leverage.

Each of the four metrics was given equal weight of 5% each. In December of 2012, the Compensation Committee met and reviewed the metrics established in March 2012 and determined that based on the Company’s performance in the third and fourth quarters of fiscal 2012 three out of the four metrics were met. The Company did not achieve the incremental operating leverage for the third and fourth quarters. Although the Company achieved three of its four metrics, and therefore the Named Executive Officers were eligible for a cash incentive equal to 15% of their respective salaries, the Compensation Committee determined that given that the Company’s revenue decreased in fiscal year 2012 in comparison to fiscal year 2011, the Compensation Committee used its negative discretion to award each Named Executive Officer a cash bonus equal to 10% of base salary under the 2011 EICP.

Based on the determination of the Compensation Committee, the Named Executive Officers received the following cash bonuses in December 2012:

Constantine Macricostas	$60,000
Dr. Soo Hong Jeong	$47,500
Sean T. Smith	$37,500
Dr. Peter S. Kirlin	$32,000
Dr. Christopher J. Progler	$28,500

The Compensation Committee met in January of 2013 and established metrics that will be used under the 2011 EICP for fiscal 2013.

The metrics to be used for fiscal 2013 are operating margin percentage, market share gain, minimum free cash flow, annualized revenue per employee and achievement of strategic milestones. Each metric will be equally weighted. The maximum payout upon attainment of targets for 2013 for the Named Executive Officers with the exception of the CEO is 25% of the applicable Named Executive Officer’s base salary. The Chief Executive Officers maximum payout is 40% of base salary. The Compensation Committee may reduce any maximum amount payable to any Named Executive Officer in its sole discretion. In order for the Named Executive Officers to be eligible for a cash bonus for fiscal 2013, the Company must meet at least two of the metrics.

Long Term Equity Incentives

The Company’s long term incentive program uses restricted stock and stock option awards. The plans allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company.

The Compensation Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long term interests of its executives with those of the Company’s shareholders and thereby promoting strategic planning while minimizing excessive risk.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). In April of 2010, the LTEIP was amended to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15% of the total shares issued cumulatively. The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. The granting of equity awards under the LTEIP generally occurs every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and their potential for positively impacting the Company’s overall performance. When determining grant amounts, the Compensation Committee exercises judgment and discretion, generally using a sliding scale approach and also considers previous stock award grants in order to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year, in which a Named Executive Officer has large realizable gains from stock award grants in previous years. To date, the Company has generally provided restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP.

The annual option granting process generally begins with the Compensation Committee providing direction to the Chief Executive Officer as to the total number of shares available for grant in that year to Named Executive Officers other than himself. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for review and approval. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers contribution to the Company’s future success, the level of incentive compensation previously received as well as the market price of the Company’s common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards. The Compensation Committee reserves the right to consider the factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award.

Options awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. The options expire ten years after the grant date, unless the employee separates earlier from the Company, at which point the options expire 30 days after separation. The exercise price is equal to the fair market value of our common stock on the date of grant.

Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any shares not fully vested on the date the employee separates from the Company are forfeited.

The Chief Executive Officer’s grant is determined by the Compensation Committee at its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation as well as the market price of the Company’s common stock on the date of grant.

Based on the determination of the Compensation Committee, the Named Executive Officers received the following grants in December 2012:

	Stock Options	Restricted Stock
Constantine Macricostas	60,000	20,000
Dr. Soo Hong Jeong	40,000	14,000
Sean T. Smith	37,500	13,500
Dr. Peter S. Kirlin	33,000	11,000
Dr. Christopher J. Progler	30,000	10,000

The stock options were granted with an exercise price of $5.46 and will expire on December 7, 2022. The shares of restricted stock will vest quarterly over the next four years. The awards were made in December 2012 were based on the individual performance of the Named Executive Officer during fiscal 2012 and were also awarded.

In fiscal year 2013, the Compensation Committee will consider granting performance-based long-term equity awards instead of time based equity awards.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. With the exception of the benefits described below for Dr. Jeong, the benefits program enjoyed by the Company’s Named Executive Officers is the same as that offered to all other domestic employees.

The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. All employees are eligible to participate in the Plan except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50% of his or her salary. In fiscal year 2012, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical plan, dental plan, disability plan, basic life insurance and business travel accident insurance plan, as well as the Company’s bonus plan(s), and stock award plans or any successor plans thereto). The Company and PKL have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of this Agreement). The sum of $108,000 is fixed and is not subject to escalation or increase based upon any bonus or salary increase that Dr. Jeong may receive during the term of his agreement.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas. Each agreement covers title, duties and responsibilities and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive advantage to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control agreements and determined that each agreement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to ensure the deductibility of such compensation under Section 162(m). However if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based upon the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 28, 2012, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

								All
				Stock		Option		Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation		Total
Position	Year	($)	($)	($)		($)		($)		($)
Soo Hong Jeong
President and Chief Operating Officer	2012	475,000	47,500	102,700	(1)	146,738	(2)	108,000	(3)	879,938
President Asia	2011	475,000	75,000	109,038		152,555		108,000		919,593
	2010	386,640	45,000	0		193,245		153,256		778,141
Peter S. Kirlin
Senior Vice President,	2012	320,000	32,000	63,200	(1)	90,300	(2)	17,000	(4)	522,500
US and Europe Operations	2011	320,000	65,000	67,100		93,880		17,062		563,042
	2010	280,000	35,000	0		104,055		17,600		436,655
Constantine S. Macricostas
Chairman, Chief Executive	2012	600,000	60,000	355,500	(1)	507,938	(2)	2,617	(5)	1,526,055
Officer and President	2011	600,000	130,000	377,438		528,075		22,296		1,657,809
	2010	600,000	60,000	0		668,925		923		1,329,848
Christopher J. Progler
Vice President,	2012	285,000	28,500	55,300	(1)	79,013	(2)	16,900	(6)	464,713
Chief Technology Officer,	2011	285,000	55,000	58,713		82,145		17,571		498,429
Strategic Planning	2010	243,000	27,500	0		104,055		16,860		391,415
Sean T. Smith
Senior Vice President,	2012	375,000	37,500	79,000	(1)	112,875	(2)	11,006	(7)	615,381
Chief Financial Officer	2011	360,000	85,000	83,875		117,350		7,765		653,990
	2010	300,438	40,000	0		148,650		8,900		497,988

(1)	The amounts shown in the “Stock Awards” column have been calculated in accordance with ASC No. 718, Compensation, Stock Compensation using the closing price of the Company’s Common Stock on the date of grant multiplied by the amount of the award granted.

(2)	The amounts included in this column represent the grant date fair value of the options calculated in accordance with ASC No. 718. The assumptions used in determining the fair value of these options are set forth in Note 10 of the Company’s Annual Report on Form 10-K.

(3)	Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of the agreement). The sum of $108,000 is fixed and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive.

(4)	Represents $12,000 car allowance and $5,000 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(5)	Represents $2,617 for personal use of a Company car.

(6)	Represents $12,000 car allowance and $4,900 for matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(7)	Represents $6,006 for personal use of a Company car and $5,000 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

GRANT OF PLAN-BASED AWARDS TABLE

During the fiscal year ended October 28, 2012, the following plan based awards were granted to the
Named Executive Officers

				Grant Date Fair
		Stock Awards	All Other Stock	Value of Stock and
		Shares of Stock or	Awards: Number of	Option Awards
Name	Grant Date	Units (#)	Shares of Stock(1)	$
Soo Hong Jeong	12/9/2011	16,250	32,500	249,438
Peter S. Kirlin	12/9/2011	10,000	20,000	153,500
Constantine S. Macricostas	12/9/2011	56,250	112,500	863,438
Christopher J. Progler	12/9/2011	8,750	17,500	134,313
Sean T. Smith	12/9/2011	12,500	25,000	191,875

(1)	The number of shares of Common Stock underlying each option is equal to such number of options. The exercise price of each option awarded is $6.32. The restricted stock and options vest 25% per year over a four year period on the anniversary date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OCTOBER 28, 2012

Name	Option Awards						Stock Awards
									Market
								No. of	Value
								Shares	of
								or	Shares
								Units	or
		No. of		No. of				of	Units of
		Securities		Securities				Stock	Stock
		Underlying		Underlying				That	That
		Unexercised		Unexercised		Option		Have	Have
		Options		Options		Exercise	Option	Not	Not
		(#)		(#)		Price	Expiration	Vested	Vested
	Grant Date	Exercisable		Un-exercisable		($)	Date	(#)	($)
(a)		(b)		(c)		(d)	(e)	(f)	(g)
Soo Hong Jeong	12/9/2002	10,002	(1)	0		12.93	12/09/2012
	2/17/2004	15,000	(1)	0		19.58	2/17/2014
	1/17/2005	125,000	(1)	0		14.56	1/17/2015
	6/2/2006	90,000	(1)	0		17.02	6/02/2016
	11/10/2008	0		25,000	(2)	0.76	11/10/2018
	12/21/2009	32,500	(1)	32,500	(2)	4.42	12/21/2019
	6/2/2006							7,500(3)	36,225
	12/10/2010							12,188(4)	58,868
	12/10/2010	8,125		24,375	(2)	6.71	12/10/2020
	12/9/2011							16,250(4)	78,479
	12/9/2011	0		32,500	(2)	6.32	12/9/2021

Peter S. Kirlin	8/29/2008	50,000	(1)			3.27	8/29/2018
	11/10/2008	0		12,500	(2)	0.76	11/10/2018
	12/21/2009	17,500	(1)	17,500	(2)	4.42	12/21/2019
	12/10/2010							7,500(4)	36,225
	12/10/2010	5,000	(1)	15,000	(2)	6.71	12/10/2020
	12/9/2011							10,000(4)	48,300
	12/9/2011	0		20,000	(2)	6.32	12/9/2021

Constantine S. Macricostas	2/17/2004	5,000	(1)	0		19.58	2/17/2014
	1/17/2005	25,000	(1)	0		14.56	1/17/2015
	2/14/2005	5,000	(1)	0		16.65	2/14/2015
	11/10/2008	75,000	(1)	75,000	(2)	0.76	11/10/2018
	12/21/2009	112,500	(1)	112,500	(2)	4.42	12/21/2019
	12/10/2010							42,188(4)	203,768
	12/10/2010	28,125	(1)	84,375	(2)	6.71	12/10/2020
	12/9/2011							56,250(4)	271,688
	12/9/2011	0		112,500	(2)	6.32	12/9/2021

Christopher J. Progler	12/9/2002	2,368	(1)	0		12.93	12/09/2012
	1/17/2005	35,000	(1)	0		14.56	1/17/2015
	6/2/2006	80,000	(1)	0		17.02	6/02/2016
	11/10/2008	22,500	(1)	12,500	(2)	0.76	11/10/2018
	12/21/2009	17,500	(1)	17,500	(2)	4.42	12/21/2019
	6/2/2006							7,500(3)	36,225
	12/10/2010							6,563(4)	31,699
	12/10/2010	4,375	(1)	13,125	(2)	6.71	12/10/2020
	12/9/2011							8,750(4)	42,263
	12/9/2011	0		17,500	(2)	6.32	12/9/2021

Name	Option Awards				Stock Awards
							Market
						No. of	Value
						Shares	of
						or	Shares
						Units	or
		No. of	No. of			of	Units of
		Securities	Securities			Stock	Stock
		Underlying	Underlying			That	That
		Unexercised	Unexercised	Option		Have	Have
		Options	Options	Exercise	Option	Not	Not
		(#)	(#)	Price	Expiration	Vested	Vested
	Grant Date	Exercisable	Un-exercisable	($)	Date	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)
Sean T. Smith	12/9/2002	10,450 (1)	0	12.93	12/9/2012
	1/17/2005	75,000 (1)	0	14.56	1/17/2015
	6/2/2006	90,000 (1)	0	17.02	6/2/2016
	11/10/2008	0	16,250 (2)	0.76	11/10/2018
	6/2/2006					10,000 (3)	48,300
	12/21/2009	25,000 (1)	25,000 (2)	4.42	12/21/2019
	12/10/2010					9,375 (4)	45,281
	12/10/2010	6,250 (1)	18,750 (2)	6.71	12/10/2020
	12/9/2011					12,500 (4)	60,375
	12/9/2011	0	25,000 (2)	6.32	12/9/2021

(1)	The options are fully vested and exercisable.

(2)	The options vest 25% over 4 years on the anniversary date of the grant.

(3)	Represents restricted stock award which vests 12.5% over 8 years on the anniversary date of the grant.

(4)	Represents restricted stock award which vests 25% over 4 years on the anniversary date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 28, 2012

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Soo Hong Jeong	75,000	496,070	11,562	73,934

Peter S. Kirlin	12,500	70,648	2,500	15,800

Constantine S. Macricostas	0	0	14,062	88,872

Christopher J. Progler	0	0	8,437	53,109

Sean T. Smith	16,250	178,877	11,250	70,638

PENSION BENEFITS

The Company does not have a defined benefit pension plan that the Named Executive Officers participate in.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008, and became an employee of the Company on November 10, 2008. Mr. Macricostas became Chief Executive Officer and President on April 3, 2009. Mr. Macricostas receives a base salary of $600,000 as Chief Executive Officer. The consulting agreement between the Company and Mr. Macricostas is suspended for the period of time that Mr. Macricostas is an employee of the Company; however the term of the consulting agreement will be extended for the period of time that Mr. Macricostas is Chief Executive Officer and an employee of the Company. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $20,000 per year, and use of an automobile owned by the Company. In fiscal 2012, Mr. Macricostas was given a bonus of $60,000.

On January 1, 2011, the Company and Dr. Jeong entered into a 3 year employment agreement. The agreement provided for a base salary of $475,000. During the term of the agreement, and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. Dr. Jeong shall be entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical, dental, disability plans, basic life insurance and business travel accident insurance plans, and the Company’s bonus plan(s), or stock award plans or any successor plans thereto). The Company and PKL shall have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of the agreement). The sum of $108,000 shall be fixed, and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive during the term of the agreement. During the term of the agreement, the Company shall provide Dr. Jeong with a company car and driver, as is customary in Korea. The Company will pay the annual membership fee on behalf of Dr. Jeong to two country clubs in Korea which Dr. Jeong uses for business purposes as is customary in Korea. Dr. Jeong received a bonus of $47,500 for fiscal 2012.

Dr. Kirlin and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $280,000. The Compensation Committee or the Board of Directors reviews Dr Kirlin’s base salary from time to time in accordance with the normal business practices of the Company and as a result of such review may increase his base salary. Dr. Kirlin’s current base salary is $320,000. Dr. Kirlin received a bonus of $32,000 for fiscal 2012. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause”, or Dr. Kirlin resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Kirlin’s consent or any reduction in his salary, or health benefits without Dr. Kirlin’s consent), Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides for severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and the immediate vesting of Dr. Kirlin’s stock options or similar rights. Dr. Kirlin has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement provided for a base salary of $210,000. The Compensation Committee or the Board of Directors reviews Mr. Smith’s base salary from time to time in accordance with the normal business practices of the Company, and as a result of such reviews may increase his base salary. Mr. Smith’s current base salary is $375,000. Mr. Smith received a bonus of $37,500 for fiscal 2012. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides for severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and the immediate vesting of Mr. Smith’s stock options or similar rights. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors reviews Dr. Progler’s base salary from time to time in accordance with the normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler’s current base salary is $300,000. Dr. Progler received a bonus of $28,500 for fiscal 2012. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides for severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and the immediate vesting of Dr. Progler’s stock options or similar rights. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

EQUITY COMPENSATION PLAN INFORMATION

	No. of		No. of Shares
	Shares to be issued upon	Weighted-average	remaining available
	exercise of outstanding	exercise price	for future issuance
	options, warrants and	of outstanding options,	under equity compensation plans
	rights	warrants, and rights	(excluding securities
Plan Category	(a)	(b)	reflected in column (a))
Equity Compensation Plan	4,251,616	8.29	2,441,270 (1)
Approved by Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
shareholders

Total	4,251,616	8.29	2,441,270

(1)	Represents 2,018,444 shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 422,826 shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Dr. Jeong, Dr. Kirlin, Dr. Progler and Mr. Smith are subject to employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.

Mr. Macricostas does not have an employment agreement with the Company and, therefore, is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason. The table below was prepared as if the Named Executive Officers employment was terminated as of October 26, 2012, the last business day of our 2012 fiscal year and, if applicable, a change of control occurred on that date. The table also utilizes the closing share price of Photronics Common Stock on October 26, 2012.

					Excise Tax
	Severance Payment	Benefit Plans	Options	Restricted	Gross up	Total
Name	($)(1)	($)(2)	($)(3)	Stock ($)(4)	($)	($)
Soo Hong Jeong (5)
Termination without cause or	475,000	16,800			0	491,800
resignation for good reason.
Termination upon change of	712,500		65,225	173,583	0	951,308
control

Sean T. Smith
Termination without cause or	375,000	16,800			0	391,800
resignation for good reason.
Termination upon change of	540,000	16,800	86,638	153,956	0	797,394
control

Christopher J. Progler
Termination without cause or	300,000	16,800			0	316,800
resignation for good reason.
Termination upon change of	427,500	16,800	156,800	110,187	0	711,287
control

Peter S. Kirlin
Termination without cause or	320,000	16,800			0	336,800
resignation for good reason.
Termination upon change of	480,000	16,800	143,225	84,525	0	724,550
control

(1)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2012.

(2)	Assumes a payment of $1,400 per month for COBRA premiums for 12 months.

(3)	The value of options assumes all outstanding option awards that are in the money and as of October 28, 2012, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of options granted by the closing price on the date of grant and then deducting that number from the number of options granted multiplied by the closing share price on October 26, 2012. The closing price on the date of grant was $3.27 for the award granted on August 20, 2008, $0.76 for the award granted on November 10, 2008, $4.42 for the award granted on December 21, 2009, $6.71 for the award granted on December 10, 2010 and $6.32 for the award granted on December 9, 2011. The closing share price on October 26, 2012 was $4.83.

(4)	The value of restricted stock assumes all outstanding awards as of October 28, 2012, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on October 26, 2012, multiplied by $4.83, the applicable closing share price on that date.

(5)	The amount set forth above does not include the severance payment of $108,000 multiplied by the number of years that Dr. Jeong was employed by PKL.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company each received an annual retainer of $30,000, in addition to a fee of $4,000 for each director’s meeting attended in fiscal 2012.

Grants of stock as part of the Directors’ annual compensation are generally made on the first Board meeting of the Company’s fiscal year. For fiscal 2012 each Director received a stock option award of 12,000 and a restricted stock award of 8,000 shares. The restrictions on the option awards generally lapse quarterly over the one-year service period.

Directors who are also employees of the Company are not compensated for serving on the Board.

In fiscal 2012, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2012, the other member of the Audit Committee received an additional annual retainer of $10,000. The Chairman of the Compensation Committee received an additional annual retainer of $30,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $10,000. In fiscal 2012, the Chairman of the Strategic Planning and Development Committee received an additional annual retainer of $15,000 and the Vice Chairman received an additional annual retainer of $5,000. In fiscal 2012, the Chairman of the Nominating Committee received an additional annual retainer of $15,000 and the Vice Chairman received an additional annual retainer of $5,000.

For fiscal 2013, Directors who are not employees of the Company will receive an annual retainer of $30,000, in addition to a fee of $4,000 for each director’s meeting attended in fiscal 2013. On December 7, 2012 (the Company’s fiscal 2013) each non-employee Director was granted 14,000 shares of restricted stock for fiscal 2013. The restricted stock granted on December 7, 2012 will vest in 25% increments quarterly over the year.

For fiscal 2013, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $20,000. For fiscal 2013, the other member of the Audit Committee will receive an additional annual retainer of $15,000. Members of the Audit Committee will receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Directors assignments. For fiscal 2013, the Chairman of the Compensation Committee will receive an additional annual retainer of $30,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $10,000. For fiscal 2013, the members of the Executive Committee will receive an additional annual retainer of $30,000. For fiscal 2013, the Chairman of the Strategic Planning and Development Committee will receive an additional annual retainer of $15,000 and the Vice Chairman will receive an additional annual retainer of $5,000. For fiscal 2013, the Chairman of the Nominating Committee will receive an additional annual retainer of $20,000 and the Vice Chairman will receive an additional annual retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem pro-rated fee for the time devoted to such matters.

At the meeting of the Board of Directors held in December 2012, the Compensation Committee recommended to the Board the compensation to be paid to the Board for fiscal 2013. The Board, after considering this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee reviews a competitive assessment of the directors’ compensation with that of the compensation peer group and reviews each element of director compensation including the annual retainer, the committee chair retainer, meeting fees and equity awards to determine whether the amount is competitive and reasonable for the services provided by the directors. We provide higher annual retainers for service as the Chair(s) of the Audit and Compensation Committee and members of the Executive Committee as consideration for the additional work required by those positions. We do not pay a committee chair retainer to the Chairman of the Board of Directors for service as Chair of any committee. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with those of our shareholders, as they become shareholders themselves.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash		Stock Awards	Option Awards	Total
Name	($)		($)(1)	($)(2)	($)
Walter M. Fiederowicz	96,250	(3)	49,120	52,728	198,098

Joseph A. Fiorita	106,250	(4)	49,120	52,728	207,648

George Macricostas	51,000	(5)	49,120	52,728	152,848

Mitchell G. Tyson	86,250	(6)	49,120	52,728	187,648

Liang-Choo Hsia	73,500	(7)	49,120	52,728	174,898

1.	The amounts shown for each director represents 8,000 shares of restricted stock granted on January 3, 2012. The restricted stock vests quarterly over a year.

2.	The amount shown for each director represents 12,000 options granted on January 3, 2012. The options vest 50% on the first anniversary of the date of grant and the remaining 50% vesting in equal increments on the anniversary of the grant date over the following three years. The amounts shown represents the aggregate grant date fair value of the awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2012 see Note 10 “Share-based Compensation” in the Notes to Consolidated Financial Statements included on our Annual Report on Form 10-K for fiscal 2012.

3.	Represents $30,000 as an annual retainer, $30,000 as Chairman of the Compensation Committee, $10,000 as Vice Chairman of the Audit Committee, $20,000 for meeting fees (4 regular meetings and 1 special meeting at $4,000) and $6,250 per diem fee in connection with Audit Committee and Board related travel assignments (5 days of travel at $1,250 per day).

4.	Represents $30,000 as an annual retainer, $40,000 as Chairman of the Audit Committee, $10,000 as Vice Chairman of the Compensation Committee, and $20,000 for meeting fees (4 regular meetings and 1 special meeting at $4,000) and $6,250 per diem fee in connection with Audit Committee and Board related travel assignments (5 days of travel at $1,250 per day).

5.	Represents $30,000 as an annual retainer, $5,000 as a member of the Strategic Planning and Technology Development Committee, $16,000 for meeting fees (4 meetings at $4,000 per meeting).

6.	Represents $30,000 as an annual retainer, $15,000 as a member of the Audit Committee $15,000 as Chairman of the Nominating Committee, $20,000 for meeting fees (4 regular meetings and 1 special meeting at $4,000) and $6,250 per diem fee in connection with Audit Committee and Board related travel assignments (5 days of travel at $1,250 per day).

7.	Represents $30,000 as an annual retainer, $15,000 as Chairman of the Strategic Planning and Technology Development Committee 5,000 as a member of the Nominating Committee and $16,000 for meeting fees (meetings at $4,000) and a consulting fee of $7,500 for attending a Board meeting in December of 2011 prior to becoming a Director in January 2012.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2012, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal year 2012, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 3, 2013. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics, Inc. and its subsidiaries for the fiscal year ending November 3, 2013.

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2013 and beyond. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2012, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests and discouraging excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer or other member of management or any immediate family member of any insider or 5% or greater shareholder has a financial interest are, competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Vice Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is the Chairman of the Board, Chief Executive Officer and President and founder of RagingWire. The decision to pursue an outsourced solution to satisfy the Company’s network and communication needs was made by our management, and we obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2012 fiscal year, the Company incurred expenses of $1.8 million for services provided to the Company by RagingWire. As of October 28, 2012, the Company had contracted with this service provider through June 2015 for a cost of approximately $3.6 million.

Dr. Soo Hong Jeong, President and Chief Operating Officer Asia, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2012, the Company purchased $20.1 million of photomask blanks from S&S Tech of which $4.2 million was owed to S&S Tech as of October 28, 2012.

OTHER MATTERS

We will bear the costs of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC®, to assist us with the solicitation of proxies and provide related advice and informational support, for which they will receive a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $10,000 in the aggregate. In addition to solicitations by mail, The Proxy Advisory Group, LLC and certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report on Form 10-K for the year ended October 28, 2012 filed with the SEC, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which reduces our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove non-consenting shareholders from the householding program within 30 days of receipt of notification, following which non-consenting shareholders will receive an individual copy of their disclosure document.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders must be received by the Company no later than October 7, 2013 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2014 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for that year, notice of such proposal must be received by the Company no later than January 8, 2014 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

The graph below presents a five year comparison of the total cumulative return on the Company’s common stock in comparison to returns on the NASDAQ Composite indices. The comparison assumes an initial investment of $100 and the reinvestment of dividends. The graph and other information included under this section should not be deemed to be “soliciting material” or be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Comparison of Five-Year Cumulative Total Return
Based upon an initial investment of $100 on October 31, 2007 with dividends reinvested

February 22, 2013

PHOTRONICS, INC. ATTN: RICHELLE BURR 15 SECOR ROAD BROOKFIELD, CT 06804
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	Walter M. Fiederowicz	02	Joseph A. Fiorita, Jr.	03	Liang-Choo Hsia	04	Constantine Macricostas	05	George Macricostas
06	Mitchell G. Tyson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 3, 2013.	☐	☐	☐

3	To approve, by non-binding vote, executive compensation.	☐	☐	☐

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10-K Report is/are available at www.proxyvote.com.

PHOTRONICS, INC.
Annual Meeting of Shareholders
April 3, 2013 9:30 AM

The undersigned hereby appoints Richelle E. Burr and Sean T. Smith, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:30 a.m. Eastern Time on April 3, 2013 at the offices of Kelly Drye and Warren, 101 Park Ave, Main Room, 27th Floor, New York, NY 10178, and at any adjournments or postponements thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side